Exhibit 10.2

BUILDING LOAN AGREEMENT
between

SUNRISE MONTEREY SENIOR LIVING, LP, a Delaware limited partnership as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

THE FINANCIAL INSTITUTIONS NOW OR HEREAFTER SIGNATORIES HERETO AND THEIR
ASSIGNEES PURSUANT TO SECTION 13.13, as Lenders

Entered into as of April 10, 2008

WFB LOAN NO. 105706

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4.6	PLANS AND SPECIFICATIONS.	18
	(a) Changes; Administrative Agent Consent.	18
	(b) Changes; Submission Requirements.	18
	(c) Consent Process.	18
	(d) Final Plans and Specifications.	18
4.7	CONTRACTOR/CONSTRUCTION INFORMATION.	18
4.8	PROHIBITED CONTRACTS.	19
4.9	LIENS AND STOP NOTICES.	19
4.10	CONSTRUCTION RESPONSIBILITIES.	19
4.11	ASSESSMENTS AND COMMUNITY FACILITIES DISTRICTS.	19
4.12	DELAY.	20
4.13	INSPECTIONS.	20
4.14	SURVEYS.	20
4.15	BONDS.	20

ARTICLE 5. INSURANCE		20

5.1	TITLE INSURANCE.	20
5.2	PROPERTY INSURANCE.	20
5.3	FLOOD HAZARD INSURANCE.	21
5.4	LIABILITY INSURANCE.	21
5.5	GENERAL.	21

ARTICLE 6. REPRESENTATIONS AND WARRANTIES		21

6.1	AUTHORITY/ENFORCEABILITY.	21
6.2	BINDING OBLIGATIONS.	21
6.3	FORMATION AND ORGANIZATIONAL DOCUMENTS.	21
6.4	NO VIOLATION.	22
6.5	COMPLIANCE WITH LAWS.	22
6.6	LITIGATION.	22
6.7	FINANCIAL CONDITION.	22
6.8	NO MATERIAL ADVERSE CHANGE.	22
6.9	LOAN PROCEEDS AND ADEQUACY.	22
6.10	ACCURACY.	22
6.11	TAX LIABILITY.	22
6.12	TITLE TO ASSETS; NO LIENS.	22
6.13	MANAGEMENT AGREEMENTS.	22
6.14	UTILITIES.	23
6.15	COMPLIANCE.	23
6.16	AMERICANS WITH DISABILITIES ACT COMPLIANCE.	23
6.17	BUSINESS LOAN.	23

ARTICLE 7. HAZARDOUS MATERIALS		23

7.1	SPECIAL REPRESENTATIONS AND WARRANTIES.	23
	(a) Hazardous Materials.	23
	(b) Hazardous Materials Laws.	23
	(c) Hazardous Materials Claims.	23
	(d) Border Zone Property.	24
7.2	HAZARDOUS MATERIALS COVENANTS.	24
	(a) No Hazardous Activities.	24
	(b) Compliance.	24
	(c) Notices.	24
	(d) Remedial Action.	24

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7.3	INSPECTION BY ADMINISTRATIVE AGENT.	25
7.4	HAZARDOUS MATERIALS INDEMNITY.	25
7.5	LEGAL EFFECT OF SECTION.	25

ARTICLE 8. INTENTIONALLY LEFT BLANK

ARTICLE 9. COVENANTS OF BORROWER		25

9.1	EXPENSES.	25
9.2	ERISA COMPLIANCE.	25
9.3	LEASING.	26
9.4	APPROVAL OF LEASES.	26
9.5	INCOME TO BE APPLIED TO DEBT SERVICE.	26
9.6	SUBDIVISION MAPS.	26
9.7	OPINION OF LEGAL COUNSEL.	26
9.8	FURTHER ASSURANCES.	26
9.9	ASSIGNMENT.	27
9.10	MANAGEMENT OF PROPERTY.	27
9.11	REQUIREMENTS OF LAW.	27
9.12	SPECIAL COVENANTS; SINGLE PURPOSE ENTITY.	27
9.13	LIMITATIONS ON DISTRIBUTIONS, ETC.	27
9.14	SECURITY DEPOSITS AND DRAWS UNDER TENANT LETTER OF CREDIT.	27

ARTICLE 10. REPORTING COVENANTS		28

10.1	FINANCIAL INFORMATION.	28
10.2	BOOKS AND RECORDS.	29
10.3	LEASING REPORTS.	29
10.4	OPERATING STATEMENTS FOR PROPERTY AND IMPROVEMENTS.	29
10.5	KNOWLEDGE OF DEFAULT; ETC.	29
10.6	LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION.	29
10.7	ENVIRONMENTAL NOTICES.	29
10.8	CERTIFICATE OF BORROWER.	29

ARTICLE 11. DEFAULTS AND REMEDIES		30

11.1	DEFAULT.	30
	(a) Monetary.	30
	(b) Performance of Obligations.	30
	(c) Construction; Use.	30
	(d) Liens, Attachment; Condemnation.	30
	(e) Representations and Warranties.	30
	(f) Voluntary Bankruptcy; Insolvency; Dissolution.	30
	(g) Involuntary Bankruptcy.	31
	(h) Partners; Guarantors.	31
	(i) Change in Management or Control.	31
	(j) Loss of Priority.	31
	(k) Hazardous Materials.	31
	(l) Default Under Management Agreement.	31
	(m) Key Person or Entity.	31
11.2	ACCELERATION UPON DEFAULT; REMEDIES.	32
11.3	DISBURSEMENTS TO THIRD PARTIES.	32

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11.4	ADMINISTRATIVE AGENT’S COMPLETION OF CONSTRUCTION.	32
11.5	ADMINISTRATIVE AGENT’S CESSATION OF CONSTRUCTION.	32
11.6	REPAYMENT OF FUNDS ADVANCED.	32
11.7	RIGHTS CUMULATIVE, NO WAIVER.	32

ARTICLE 12. THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS		33

12.1	APPOINTMENT AND AUTHORIZATION.	33
12.2	WELLS FARGO AS LENDER.	34
12.3	LOAN DISBURSEMENTS.	34
12.4	DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING
	LENDERS.	35
12.5	PRO RATA TREATMENT.	36
12.6	SHARING OF PAYMENTS, ETC.	36
12.7	COLLATERAL MATTERS; PROTECTIVE ADVANCES.	36
12.8	POST-FORECLOSURE PLANS.	37
12.9	APPROVALS OF LENDERS.	38
12.10	NOTICE OF DEFAULTS.	38
12.11	ADMINISTRATIVE AGENT’S RELIANCE, ETC.	38
12.12	INDEMNIFICATION OF ADMINISTRATIVE AGENT.	39
12.13	LENDER CREDIT DECISION, ETC.	40
12.14	SUCCESSOR ADMINISTRATIVE AGENT.	40
12.15	TITLED AGENTS.	41

ARTICLE 13. MISCELLANEOUS PROVISIONS		41

13.1	INDEMNITY.	41
13.2	FORM OF DOCUMENTS.	41
13.3	NO THIRD PARTIES BENEFITED.	41
13.4	NOTICES.	41
13.5	ATTORNEY-IN-FACT.	42
13.6	ACTIONS.	42
13.7	RIGHT OF CONTEST.	42
13.8	RELATIONSHIP OF PARTIES.	42
13.9	DELAY OUTSIDE LENDER’S CONTROL.	42
13.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.	42
13.11	IMMEDIATELY AVAILABLE FUNDS.	42
13.12	AMENDMENTS AND WAIVERS.	42
	(a) Generally.	43
	(b) Unanimous Consent.	43
	(c) Amendment of Administrative Agent’s Duties, Etc.	43
13.13	SUCCESSORS AND ASSIGNS.	44
	(a) Generally.	44
	(b) Participations.	44
	(c) Assignments.	44
	(d) Tax Withholding.	45
	(e) Federal Reserve Bank Assignments.	45
	(f) Information to Assignee, Etc.	45
13.14	CAPITAL ADEQUACY.	45
13.15	SIGNS.	45
13.16	LENDER’S AGENTS.	45
13.17	TAX SERVICE.	46
13.18	WAIVER OF RIGHT TO TRIAL BY JURY.	46
13.19	SEVERABILITY.	46
13.20	TIME.	46

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13.21	HEADINGS.	46
13.22	GOVERNING LAW	46
13.23	USA PATRIOT ACT NOTICE, COMPLIANCE.	46
13.24	ELECTRONIC DOCUMENT DELIVERIES.	47
13.25	INTEGRATION; INTERPRETATION.	47
13.26	JOINT AND SEVERAL LIABILITY.	47
13.27	COUNTERPARTS.	47

EXHIBITS AND SCHEDULES

SCHEDULE 1.1		–	PRO RATA SHARES
SCHEDULE 6.6		–	LITIGATION DISCLOSURE
SCHEDULE 7.1		–	ENVIRONMENTAL REPORTS

EXHIBIT A	–	DESCRIPTION OF PROPERTY
EXHIBIT B	–	DOCUMENTS
EXHIBIT C	–	FINANCIAL REQUIREMENT ANALYSIS
EXHIBIT D	–	DISBURSEMENT PLAN
EXHIBIT E	–	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F	–	FORM OF PROMISSORY NOTE
EXHIBIT G	–	FIXED RATE NOTICE
EXHIBIT H	–	TRANSFER AUTHORIZER DESIGNATION

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BUILDING LOAN AGREEMENT

THIS BUILDING LOAN AGREEMENT (“Agreement”) dated as of April 10, 2008 by and among SUNRISE MONTEREY SENIOR LIVING, LP, a Delaware limited partnership formed under the laws of the State of Delaware (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees under Section 13.13 (“Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as contractual representative of the Lenders to the extent and in the manner provided in Article 12 (in such capacity, the “Administrative Agent”).

RECITALS

          A.       Borrower owns certain real property described in Exhibit A hereto (“Property”).

 B.        Borrower has begun construction on the Property certain improvements consisting of: approximately 99 Unit Assisted Living facility (the "Facility") together with all appurtenances, fixtures, and tenant improvements now  or hereafter located on the Property ("Improvements"). The Improvements shall be constructed in accordance with plans and specifications which Borrower has heretofore delivered, or will hereafter deliver to Administrative Agent, as amended in order to comply with the terms and conditions of this Agreement ("Plans and Specifications"). Borrower has requested from Lenders a loan for the purpose of such construction.

           NOW, THEREFORE, Borrower, Administrative Agent and Lenders agree as follows:

ARTICLE 1. DEFINITIONS

     1.1          DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

       “ADA” – means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq., as amended from time to time.

       “Accounts” – means an account in the name of the Borrower.

       “Administrative Agent” – means Wells Fargo Bank, National Association, or any successor Administrative Agent appointed pursuant to Section 12.14.

       “Affiliate” – means, with respect to any Person, (a) in the case of any such Person which is a partnership or limited liability company, any partner or member in such partnership or limited liability company, respectively, (b) any other Person which is directly or indirectly controlled by, controls or is under common control with such Person or one or more of the Persons referred to in the preceding clause (a), (c) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a) and (b), (d) any other Person who is a member of the immediate family of such Person or of any Person referred to in the preceding clauses (a) through (c), and (e) any other Person that is a trust solely for the benefit of one or more Persons referred to in clause (d) and of which such Person is sole trustee; provided, however, in no event shall Lender or any of its Affiliates be an Affiliate of Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

       “Agreement” – shall have the meaning given to such term in the preamble hereto.

       “Alternate Rate” – is a rate of interest per annum five percent (5%) in excess of the applicable Effective Rate in effect from time to time.

       “Applicable LIBO Rate” – is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) two percent (2.0%) plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

                                             Applicable LIBO Rate = 2.0% +                             LIBO Rate
                                                                                                                      (1 - Reserve Percentage)

          “Application for Payment” – shall have the meaning given to such term in Exhibit D attached hereto.

          “Appraisal” – means a written appraisal prepared by an independent MAI appraiser acceptable to Administrative Agent and subject to Administrative Agent’s customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

          “Architect” – means BeeryRio Architects.

          “Architect’s Agreement” – means the agreement dated September 5, 2005 with an addendum dated May 11, 2006 by and between Borrower and Architect.

          “Assignee” – shall have the meaning given in Section 13.13(c).

          “Assignment and Assumption Agreement” – means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit E.

          “Bankruptcy Code” – means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

          “Bonded Work” – shall have the meaning given to such term in Section 8.1.

          “Border Zone Property” – means any property designated as “border zone property” under the provisions of California Health and Safety Code, Sections 25220 et seq., or any regulation adopted in accordance therewith.

          “Borrower” – shall have the meaning given in the preamble hereto.

          “Borrower’s Funds” – means all funds of Borrower deposited with Administrative Agent, for the benefit of Lenders, pursuant to the terms and conditions of this Agreement.

          “Borrower’s Funds Account” – means the account with Administrative Agent into which all Borrower’s Funds deposited with Administrative Agent pursuant to this Agreement shall be placed.

          “Business Day” - means (a) any day of the week other than Saturday, Sunday or other day on which the offices of Administrative Agent in San Francisco, California are authorized or required to close and (b) with reference to the LIBO Rate, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

          “Collateral” – means the Property, Improvements and any personal property or other collateral with respect to which a Lien or security interest was granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.

          “Commitment” – means, as to each Lender, such Lender’s obligation to make disbursements pursuant to Section 3.4 and Section 12.3, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.13.

          “Completion Date” – means fifteen (15) months from the Effective Date, the date by which construction of the Improvements must be complete, free and clear of all liens. Completion of the Improvements free and clear of liens shall be deemed to have occurred upon: (a) (i) Administrative Agent’s receipt of a written statement or certificate executed by the architect designated or shown on the Plans and Specifications certifying, without qualification or exception, that the Improvements are completed, and (ii) Administrative Agent’s receipt of all required occupancy permit(s) for all of the Improvements issued by the local government agency having jurisdiction and authority to issue same, and (iii) the expiration of the statutory period(s) within which valid mechanic’s liens, materialman’s liens and/or stop notices may be recorded and/or served by reason of the construction of the Improvements, or, alternatively, Administrative Agent’s receipt of valid, unconditional releases thereof from all persons entitled to record said liens or serve said stop notice; or (b) Administrative Agent’s receipt of such other evidence of lien free completion as Administrative Agent deems satisfactory in its reasonable discretion.

          “Construction Agreement” – means the agreement to construct the Improvements dated December 29, 2006 by and between Borrower and Contractor.

          “Contractor” – means Arbor Building Group, Inc., a California corporation.

          “Deed of Trust” – means the Construction Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower, as Trustor, to American Securities Company, a California corporation, as Trustee, in favor of Administrative Agent, for the benefit of Lenders, as Beneficiary, as hereafter amended, supplemented, replaced or modified.

          “Default” – shall have the meaning given to such term in Section 11.1.

          “Defaulting Lender” – means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Administrative Agent.

          “Disbursement Budget” – shall have the meaning given in Exhibit D hereto.

          “Dollars” and “$” – means the lawful money of the United States of America.

          “Effective Date” – means the date the Deed of Trust is recorded in the Office of the County Recorder of the county where the Property is located.

          “Effective Rate” – shall have the meaning given in Section 2.6(e).

          “Eligible Assignee” – means any Person that is: (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long-term indebtedness must be rated BBB or higher by S&P, Baal or higher by Moody’s Investor Service or the equivalent or higher of either such rating by another rating agency acceptable to the Administrative Agent.

          “ERISA” – means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          “Federal Funds Rate” – means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.

          “Fixed Rate” – is the Applicable LIBO Rate as accepted by Borrower as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

          “Fixed Rate Commencement Date” – means the date upon which the Fixed Rate Period commences.

          “Fixed Rate Notice” – is a written notice in the form shown on Exhibit G hereto which requests a Fixed Rate for a particular Fixed Rate Period and Fixed Rate Portion.

          “Fixed Rate Period” – is the period or periods of (a) 1 month, 2 months, 3 months or 6 months; or (b) any other period which ends at the Maturity Date, which periods are selected by Borrower and confirmed in a Fixed Rate Notice; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

          “Fixed Rate Portion” – is the portion or portions of the principal balance of the Loan which Borrower selects to have subject to a Fixed Rate, each of which is an amount: (a) equal to the unpaid principal balance of the Loan not subject to a Fixed Rate; and (b) is not less than FIFTY THOUSAND DOLLARS ($50,000.00) and is an even multiple of FIFTY THOUSAND DOLLARS ($50,000.00). In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the Fixed Rate Portion(s) from time to time in effect shall in no event exceed, in the aggregate, the maximum outstanding principal balance which will be permissible on the last day of the Fixed Rate Period selected.

          “Fixed Rate Price Adjustment” – shall have the meaning set forth in Section 2.6(h).

          “Fixed Rate Taxes” – are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign Governmental Authority and related in any manner to a Fixed Rate.

          “Funding Date” – shall have the meaning given to such term in Exhibit D attached hereto.

          “Governmental Authority” – means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Gross Operating Income” – shall mean the sum of any and all amounts, payments, fees, rentals, additional rentals, expense reimbursements (including, without limitation, all reimbursements by tenants, lessees, licensees and other users of the Property and Improvements) discounts or credits to Borrower, income, interest and other monies directly or indirectly received by or on behalf of or credited to Borrower from any person with respect to Borrower’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Property and Improvements, including, without limitation, from parking operations. Gross Operating Income shall be computed on a cash basis and shall include for each quarterly statement all amounts actually received in such quarter whether or not such amounts are attributable to a charge arising in such quarter.

          “Guarantor” – means Sunrise Senior Living, Inc., a Virginia Corporation, and any other person or entity who, or which, in any manner, is or becomes obligated to Lenders under any guaranty now or hereafter executed in connection with respect to the Loan (collectively or severally as the context thereof may suggest or require).

          "Hazardous Materials" – shall have the meaning given to such term in Section 7.1(a).

          "Hazardous Materials Claims" – shall have the meaning given to such term in Section 7.1(c).

          "Hazardous Materials Laws" – shall have the meaning given to such term in Section 7.1(b).

          "Improvements" – shall have the meaning given to such term in Recital B.

          “Indemnitor” – means Sunrise Senior Living Investments, Inc., a Virginia corporation, and any other person or entity who or which, in any manner, is or becomes obligated to Lenders under any Hazardous Materials Indemnity Agreement now or hereafter executed in connection with respect to the Loan (collectively or severally as the context thereof may suggest or require).

          “Independent Inspecting Architect” – The architect, engineer, agent, consultant or other inspector selected and retained by Administrative Agent, at Borrower’s expense, to inspect the work on behalf of the Administrative Agent and the Lenders.

          “Interest Reserve” – means any interest reserved maintained in accordance with the Financial Requirements Analysis set forth in Exhibit C hereto.

           “Lender” – means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

        “LIBO Rate” – is the rate of interest, rounded upward to the nearest whole multiple of one-one hundredth of one percent (.01%), quoted by Administrative Agent from time to time as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time, two (2) Business Days prior to a Fixed Rate Commencement Date or a Price Adjustment Date, as appropriate, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to a Fixed Rate Portion and for a period of time approximately equal to a Fixed Rate Period or the time remaining in a Fixed Rate Period after a Price Adjustment Date, as appropriate.

        “Lien” – means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a “true” lessor pursuant to Section 9408 (or a successor section) of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

        “Loan” – means the principal sum that Lenders agree to lend and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement, which sum is equal to THIRTY-SEVEN MILLION EIGHT HUNDRED TWENTY-ONE THOUSAND AND NO/100THS DOLLARS ($37,821,000.00).

       “Loan Documents” – means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B as Loan Documents.

         “Loan Party” – means Borrower, Guarantor, and any other person or entity obligated under the Loan Documents or Other Related Documents.

         “Maturity Date” – means April 1, 2011.

       “Management Agreement” – means that certain Pre-Opening Services and Management Agreement between Borrower and Sunrise Senior Living Management Inc., a Virginia corporation.

        “Non-Pro Rata Advance” – shall mean a Protective Advance or a disbursement under the Loan with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

          “Note” or “Notes” – means each Promissory Note Secured by Deed of Trust, collectively in the original principal amount of the Loan, executed by Borrower and payable to the order of a Lender, together with such other replacement notes as may be issued from time to time pursuant to Section 13.13, as hereafter amended, supplemented, replaced or modified.

          “Obligee” – shall have the meaning given to such term in Section 8.1.

          “Operating Statement” – shall have the meaning given to such term in Section 10.5.

          “Other Related Documents” – means those documents, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit B as Other Related Documents.

          “Participant” – shall have the meaning given to such term in Section 13.13.

          “Permit” – means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

          “Permitted Liens” – means:

          (a)          Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due;

          (b)          any laws, ordinances or regulations affecting the Property;

          (c)          Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due;

          (d)          All matters shown on the Title Policy as exceptions to Lender’s coverage thereunder; and

          (e)          Liens in favor of Administrative Agent, for the benefit of Lenders, under the Deed of Trust.

          “Permitted Operating Expenses” – shall mean the following expenses to the extent that such expenses are reasonable in amount and customary for properties of this type: (i) taxes and assessments imposed upon the Property and Improvements to the extent that such taxes and assessments are required to be paid by Borrower and are actually paid or reserved for by Borrower; (ii) bond assessments; (iii) insurance premiums for casualty insurance (including, without limitation, earthquake and terrorism coverage) and liability insurance carried in connection with the Property and Improvements, provided, however, if any, insurance is maintained as part of a blanket policy covering the Property and Improvements and other properties, the insurance premium included in this subparagraph shall be the premium fairly allocable to the Property and Improvements; and (iv) operating expenses incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Property and Improvements. Permitted Operating Expenses shall not include any interest or principal payments on the Loan or any allowance for depreciation.

          “Person” – means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

          “Plans and Specifications” – shall have the meaning given to such term in Recital B.

          “Potential Default” – means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

          “Price Adjustment Date” – shall have the meaning set forth in Section 2.6(h).

          “Prime Rate” – means a base rate of interest which Administrative Agent establishes from time to time and which serves as the basis upon which the effective rates of interest are calculated for those loans making reference thereto. Any change in an effective rate due to a change in the Prime Rate shall become effective on the day each such change is announced by Administrative Agent at its principal office in San Francisco, California.

          “Property” – shall have the meaning given to such term in Recital A.

          “Pro Rata Share” – means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

          “Protective Advance” – shall mean any advances made by Administrative Agent in accordance with the provisions of Section 12.7(e) to protect the Collateral securing the Loan.

          “Regulatory Costs” – are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign Governmental Authority and related in any manner to a Fixed Rate.

          “Requirements of Law” – means, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

          “Requisite Lenders” – means, as of any date, Lenders (which must include the Lender then acting as Administrative Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Loan of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

          “Reserve Percentage” – is at any time the percentage announced by Administrative Agent as the reserve percentage under Regulation D for loans and obligations making reference to an Applicable LIBO Rate for a Fixed Rate Period or time remaining in a Fixed Rate Period on a Price Adjustment Date, as appropriate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Administrative Agent were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

          “Secured Swap Obligations” – means all liabilities of Borrower under any Swap Agreement; provided that any such liabilities under any Swap Agreement with an Affiliate of a Lender shall not constitute “Swap Obligations” hereunder unless and until such liabilities are certified as such in writing to Administrative Agent by Borrower and such Affiliate of a Lender.

          “Security Deposit Account” – shall have the meaning given to such term in Section 9.14(a).

          “Subdivision Map” – shall have the meaning given to such term in Section 9.6.

          “Surety” – shall have the meaning given to such term in Section 8.1.

          “Swap Agreement” – means any rate swap, forward rate, cap, floor, collar, exchange, hedge or similar transaction (including, but not limited to, any transaction subject to the terms of any form of master agreement published by the International Swaps and Derivatives Association, Inc., and any related confirmations) entered into between Borrower and any Lender or any Affiliate of any Lender, providing protection against fluctuations in interest rates with respect to the Loan.

          “Title Policy” – means the [LP-10][LP-3] ALTA Lender’s Policy of Title Insurance as issued by First American Title Insurance Company.

          “Variable Rate” – on any day means a floating rate of interest per annum two percent (2.0%) in excess of the higher of (a) the Prime Rate then in effect or (b) the Federal Funds Rate then in effect as announced by the Federal Reserve Bank of New York plus one-half percent (0.5%).

          “Wells Fargo” – shall have the meaning given to such term in the preamble hereto.

          1.2          SCHEDULES AND EXHIBITS INCORPORATED. Schedules 1.1, 6.6 and 7.1, and Exhibits A, B, C, D, E, F and G, all attached hereto, are hereby incorporated into this Agreement.

ARTICLE 2. LOAN

          2.1          LOAN. By and subject to the terms of this Agreement, Lenders agree to lend to Borrower, and Borrower agrees to borrow from Lenders, the principal sum of THIRTY-SEVEN MILLION EIGHT HUNDRED TWENTY-ONE THOUSAND AND NO/100THS DOLLARS ($37,821,000.00), said sum to be evidenced by the Notes. The Notes shall be secured, in part, by the Deed of Trust encumbering certain real property and improvements as legally defined therein. Amounts disbursed to or on behalf of Borrower pursuant to the Notes shall be used to finance the acquisition and construction of the Property and Improvements and for such other purposes and uses as may be permitted under this Agreement and the other Loan Documents.

          2.2          LOAN FEES. Borrower shall pay to Administrative Agent, at Loan closing, a loan fee pursuant to a separate letter Agreement between Borrower and Administrative Agent. Additionally, Borrower shall pay to Administrative Agent for Administrative Agent’s sole benefit certain other fees, each in the amount and at the times as set forth in a separate letter agreement to be entered into between Borrower and Administrative Agent.

          2.3          LOAN DOCUMENTS. Borrower shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan Documents, together with those documents described in Exhibit B as Other Related Documents.

          2.4          EFFECTIVE DATE. The date of the Loan Documents is for reference purposes only. The Effective Date of delivery and transfer to Administrative Agent of the security under the Loan Documents and of Borrower’s and Lenders’ obligations under the Loan Documents shall be the date the Deed of Trust is recorded in the Office of the County Recorder of the county where the Property is located.

          2.5          MATURITY DATE. All sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date. All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

          2.6          INTEREST ON THE LOAN.

          (a) Interest Payments. Interest accrued on the outstanding principal balance of the Loan shall be due and payable, in the manner provided in Section 2.7, on the first day of each month commencing with the first month after the Effective Date.

          (b) Default Interest. Notwithstanding the rates of interest specified in Sections 2.6(e) below and the payment dates specified in Section 2.6(a), at Requisite Lenders discretion at any time following the occurrence and during the continuance of any Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Alternate Rate. All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Requisite Lenders, bear interest from and after demand at the Alternate Rate.

          (c) Late Fee. Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date), unless waived by Administrative Agent, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Borrower and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

          (d) Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.6, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable law.

          (e) Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date of this Agreement, be one or more of the following:

(i) Provided no Default exists under this Agreement:

      (A) for those portions of the principal balance of the Notes which are not Fixed Rate Portions, the Effective Rate shall be the Variable Rate.

     (B) for those portions of the principal balance of the Notes which are Fixed Rate Portions, the Effective Rate for the Fixed Rate Period thereof shall be the Fixed Rate selected by Borrower and set in accordance with the provisions hereof; provided, however, if any of the transactions necessary for the calculation of interest at any Fixed Rate requested or selected by Borrower should be or become prohibited or unavailable to Administrative Agent, or, if in Administrative Agent’s good faith judgment, it is not possible or practical for Administrative Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period as requested or selected by Borrower, the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Variable Rate.

(ii) During such time as a Default exists under this Agreement; or from and after the date on which all sums owing under the Notes become due and payable by acceleration or otherwise; or from and after the date on which the Collateral or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, or encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise, without Administrative Agent’s prior written consent (whether or not the sums owing under the Notes become due and payable by acceleration); or from and after the Maturity Date, then at the option of Requisite Lenders in each case, the interest rate applicable to the then outstanding principal balance of the Loan shall be the Alternate Rate.

          (f) Selection of Fixed Rate. Provided no Default or Potential Default exists under this Agreement, Borrower, at its option and upon satisfaction of the conditions set forth herein, may request a Fixed Rate as the Effective Rate for calculating interest on the portion of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions.

(i) Borrower shall deliver to the Disbursement and Operations Center of Administrative Agent, 733 Marquette Avenue, 10th floor, Minneapolis, MN 55402-52315, with a copy to: Administrative Agent, Wells Fargo  Bank, N.A., Attention: Donise White, or such other addresses as Administrative Agent shall designate, an original or facsimile Fixed Rate Notice no later than 9:00 A.M. (California time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Fixed Rate Period for each Fixed Rate Portion. Any Fixed Rate Notice pursuant to this subsection (i) is irrevocable.

Administrative Agent is authorized to rely upon the telephonic request and acceptance of James S. Pope and Richard J. Nadeau as Borrower’s duly authorized agents, or such additional authorized agents as Borrower shall designate in writing to Administrative Agent. Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Administrative Agent as Administrative Agent may from time to time designate.

(ii) Borrower may elect (A) to convert Variable Rate advances to a Fixed Rate Portion, or (B) to convert a matured Fixed Rate Portion into a new Fixed Rate Portion; provided, however, that the aggregate amount of the advance being converted into or continued as a Fixed Rate Portion shall comply with the definition thereof as to Dollar amount. The conversion of a matured Fixed Rate Portion back to a Variable Rate or to a new Fixed Rate Portion shall occur on the last Business Day of the Fixed Rate Period relating to such Fixed Rate Portion. Each Fixed Rate Notice shall specify (A) the amount of the Fixed Rate Portion, (B) the Fixed Rate Period, and (C) the Fixed Rate Commencement Date.

(iii) Upon receipt of a Fixed Rate Notice in the proper form requesting a Fixed Rate Portion advance under subsections (i) and (ii) above, Administrative Agent shall determine the Fixed Rate applicable to the Fixed Rate Period for such Fixed Rate Portion two (2) Business Days prior to the beginning of such Fixed Rate Period. Each determination by Administrative Agent of the Fixed Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error. Administrative Agent shall deliver to Borrower and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the Fixed Rate Notice; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the Fixed Rate Notice to Borrower or any Lender shall not affect the validity of such rate.

(iv) If Borrower does not make a timely election to convert all or a portion of a matured Fixed Rate Portion into a new Fixed Rate Portion in accordance with this Section 2.6(f) above, such Fixed Rate Portion shall be automatically converted back to a Variable Rate upon the expiration of the Fixed Rate Period applicable to such Fixed Rate Portion / or automatic rollover language, as applicable.

          (g) Fixed Rate Taxes, Regulatory Costs and Reserve Percentages. Upon Administrative Agent’s demand, Borrower shall pay to Administrative Agent for the account of each Lender, in addition to all other amounts which may be, or become, due and payable under this Agreement and the other Loan Documents, any and all Fixed Rate Taxes and Regulatory Costs, to the extent they are not internalized by calculation of a Fixed Rate. Further, at Administrative Agent’s option, the Fixed Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Administrative Agent in its prudent banking judgment, from the date of imposition (or subsequent date selected by Administrative Agent) of any such Regulatory Costs. Administrative Agent shall give Borrower notice of any Fixed Rate Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Fixed Rate Taxes and Regulatory Costs regardless of whether or when notice is so given.

          (h) Fixed Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lenders’ incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrower will pay Administrative Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“Fixed Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (ii) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by the Administrative Agent, for the benefit of the Lenders, using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

          By initialing this provision where indicated below, Borrower confirms that Lenders’ agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.

                           Borrower Initials. /s/

                    (i) Purchase, Sale and Matching of Funds. Borrower understands, agrees and acknowledges the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrower has accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price Adjustment, Fixed Rate Taxes and Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.

          2.7          PAYMENTS.

                    (a) Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 11:00 A.M. (San Francisco time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

                    (b) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

                    (c) Voluntary Prepayment. Borrower may, upon not less than five (5) Business Days’ prior written notice to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the date given, at any time and from time to time, prepay all or any portion of the Loan without penalty, except as otherwise expressly set forth in this Section 2.7(c). Any notice of prepayment given to Administrative Agent under this Section 2.7(c) shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of any Fixed Rate Portion, Borrower shall concurrently pay any Fixed Rate Price Adjustment payable in respect thereof. Any principal balance reduction shall reduce Lenders’ Commitment by a like amount, and any such amounts repaid by Borrower may not be reborrowed.

          2.8          FULL REPAYMENT AND RECONVEYANCE. Borrower may prepay the Loan in whole or in part at any time, and from time to time upon five (5) days written notice to Administrative Agent, subject to any breakage fee incurred by Administrative Agent. Upon receipt of all sums owing and outstanding under the Loan Documents, Administrative Agent shall issue a full reconveyance of the Property and Improvements from the lien of the Deed of Trust; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance: (a) Administrative Agent, for the benefit of Lenders, shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; and (b) Administrative Agent shall have received a written release satisfactory to Administrative Agent of any Set Aside Letter, letter of credit or other form of undertaking which Administrative Agent or any Lender has issued to any surety, Governmental Authority or any other party in connection with the Loan and/or the Property and Improvements. Lenders’ obligations to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release or reconveyance, and any commitment of Lenders to lend any undisbursed portion of the Loan shall be canceled.

          2.9          LENDERS’ ACCOUNTING. Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

             2.10          SECURTED SWAP OBLIGATIONS. Lenders agree that the Deed of Trust shall secure the payment of the Loan and the payment of Borrower’s obligations under any Secured Swap Obligations on a pari passu basis.

          2.11          FIRST OPTION TO EXTEND.

          (a) Conditions. Borrower shall have the option to extend the term of the Loan from the Maturity Date (for purposes of this Section, “Original Maturity Date”), to April 1, 2012 (the “First Extended Maturity Date”), upon satisfaction of each of the following conditions precedent:

(i) Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the First Option to Extend not more than ninety (90) days but not less than thirty (30) days prior to the Original Maturity Date; and

(ii) As of the date of Borrower’s delivery of notice of request to exercise the First Option to Extend, and as of the Original Maturity Date, no Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing, and Borrower shall so certify in writing; and

(iii) Borrower shall execute or cause the execution of all documents reasonably required by Administrative Agent to exercise the First Option to Extend (including, without limitation, an amendment to the Deed of Trust) and shall deliver to Administrative Agent, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Administrative Agent; and

(iv) Intentionally Deleted.

(v) There shall have occurred no material adverse change, as determined by Administrative Agent in its sole discretion, in the financial condition of Borrower, any Guarantor, or any indemnitor from that which existed as of the later of: (A) the Effective Date; or (B) the date upon which the financial condition of such party was first represented to Administrative Agent; and

(vi) On or before the Original Maturity Date, Borrower shall pay to Administrative Agent for the ratable benefit of Lenders an extension fee in the amount of TEN THOUSAND AND NO/100THS DOLLARS ($10,000.00); and

(vii) The Improvements shall be 100% complete and Administrative Agent shall have received an endorsement to the Title Policy (forms 110.5 or other form designated by Administrative Agent) in form and content satisfactory to Administrative Agent; and

(viii) As of the date of Borrower’s delivery of notice of request to exercise the First Option to Extend, the Property shall have achieved a Constant Carried Ratio of 9.75%. “Constant Carried” means Net Operating Income for the six (6) full calendar months immediately preceding the applicable test date, multiplied by two (2), divided by the outstanding principal amount of the Loan. “Net Operating Income” means the Borrower’s Net Operating Income for such period as reported on Borrower’s prepared profit and loss statement, which shall be prepared consistent with GAAP standards. Notwithstanding that the management fee to be paid under the Management Agreement is equal to seven percent (7%) of Gross Revenues (as defined in the Management Agreement), for purposes of this definition, Net Operating Income shall be calculated using a management fee equal to five percent (5%) of such Gross Revenues; provided, however, that (1) Borrower shall not pay a management fee in excess of 5% unless Borrower is in compliance with Section 9.16 of the Loan Agreement, and (ii) the Management Agreement shall include a subordination by the manager of any fee in excess of 5% on a basis consistent with the foregoing limitation; and

(ix) As of the Maturity Date, all representations and warranties herein and in all other Loan Documents relating to the Guarantors, are and remain true and correct; which representations and warranties shall survive execution of any documents required in paragraph 2.11(a)(iii), herein.

         (b) Changes in Loan Terms. All terms and conditions of the Loan Documents shall continue to apply to the first extended term except to the extent changed as indicated below (such changes to be effective on and after the Original Maturity Date, if the extension becomes effective as provided herein):

(i) Extension Payments. In addition to all payments of interest due and payable pursuant to Section 2.7, installments of principal shall also be due and payable from and after the Original Maturity Date. Such installments of principal shall be due and payable on the same date that payments of interest are due hereunder and shall be calculated based upon an assumed thirty (30)-year amortization of then outstanding principal balance accruing interest at a fixed rate equal to eight percent (8%) per annum. The first principal and interest installment shall be due and payable on the first day of the calendar month immediately following the month in which the Original Maturity Date occurs, and an installment payment shall be due and payable on the first day of each and every succeeding month thereafter until the First Extended Maturity Date, at which time all amounts due under the Loan Documents shall be paid in full;

(ii) Constant Carried Ratio. Borrower shall maintain a Constant Carried Ratio (as defined above) of ten percent (10%) from and after the Original Maturity Date; and such Constant Carried Ratio shall be tested every six (6) months during said time period.

Except as modified by this First Option to Extend, the terms and conditions of this Agreement and the other Loan Documents as modified and approved by Administrative Agent shall remain unmodified and in full force and effect.

          2.12          SECOND OPTION TO EXTEND.

             (a) Conditions. If Borrower shall have exercised the First Option to Extend and the Original Maturity Date of the Note shall have been extended in accordance with the terms and provisions of this Agreement, Borrower shall have the option to further extend the term of the Loan to the April 1, 2013 (the “Second Extended Maturity Date”), upon satisfaction of each of the following conditions precedent:

(i) Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the Second Option to Extend not more than ninety (90) days but not less than thirty (30) days prior to the First Extended Maturity Date; and

(ii) As of the date of Borrower’s delivery of notice of request to exercise the Second Option to Extend, and as of the First Extended Maturity Date, no Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing, and Borrower shall so certify in writing; and

(iii) Borrower shall execute or cause the execution of all documents reasonably required by Administrative Agent to exercise the Second Option to Extend (including, without limitation, an amendment to the Deed of Trust) and shall deliver to Administrative Agent, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Administrative Agent; and

(iv) Intentionally Deleted.

(v) There shall have occurred no material adverse change, as determined by Administrative Agent in its sole discretion, in the financial condition of Borrower, any Guarantor, or any indemnitor from that which existed as of the later of: (A) the Effective Date; or (B) the date upon which the financial condition of such party was first represented to Administrative Agent; and

(vi) On or before the First Extended Maturity Date, Borrower shall pay to Administrative Agent for the ratable benefit of Lenders an extension fee in the amount of TEN THOUSAND AND NO/100THS DOLLARS ($10,000.00); and

(vii) The Improvements shall be 100% complete and Administrative Agent shall have received an endorsement to the Title Policy (forms 110.5 or other form designated by Administrative Agent) in form and content satisfactory to Administrative Agent; and

(viii) Borrower shall have maintained a Constant Carried Ratio as defined above, (tested every six months), equal to no less than ten percent (10%) during the first option to extend period; and

(ix) As of the First Extended Maturity Date, all representations and warranties herein and in all other Loan Documents relating to the Guarantors, are and remain true and correct; which representations and warranties shall survive execution of any documents required in paragraph 2.12(a)(iii), herein.

          (b) Change in Loan Terms. The terms and conditions of this Agreement, as modified by the First Option to Extend (including the Extension Payments, which shall continue until the Second Extended Maturity Date), and the other Loan Documents as modified and approved by Administrative Agent shall remain unmodified and in full force and effect.

ARTICLE 3. DISBURSEMENT

          3.1          CONDITIONS PRECEDENT. Administrative Agent’s and Lenders’ obligation to make any disbursements or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent (in addition to those set forth in Exhibit D and in any other applicable provision hereof):

          (a) There shall exist no Default or Potential Default, as defined in this Agreement, or Default as defined in any of the other Loan Documents or in the Other Related Documents; and

          (b) Any undisbursed Loan funds together with all sums, if any, to be provided by Borrower as shown in Exhibit C shall be at all times equal to or greater than the amount which Administrative Agent from time to time determines necessary to: (i) pay, through completion, all costs of development, construction, marketing and sale or leasing of the Property and Improvements in accordance with the Loan Documents; (ii) pay all sums which may accrue under the Loan Documents prior to repayment of the Loan; and (iii) enable Borrower to perform and satisfy all of the covenants of Borrower contained in the Loan Documents. If Administrative Agent determines at any time that the undisbursed Loan funds are insufficient for said purposes, Borrower shall at Lender’s option, either (i) deposit the amount of such deficiency in the Borrower’s Funds Account within seven (7) days of Administrative Agent’s written demand, and in all events prior to any further disbursements under the Loan (other than in respect of disbursements from the Interest Reserve); or (ii) curtail Borrower’s request for disbursements while continuing construction until Administrative Agent determines the undisbursed

Loan funds are sufficient for said purposes, at which point further requests for disbursements shall be resumed; and

          (c) Administrative Agent shall have received all Loan Documents, other documents, instruments, policies, and forms of evidence or other materials requested by Administrative Agent or any Lender under the terms of this Agreement or any of the other Loan Documents; and

          (d) [Intentionally Left Blank]

          (e) Prior to the initial disbursement of Loan funds, Administrative Agent shall have received and approved in form and substance satisfactory to Administrative Agent: (i) a soils report for the Property and Improvements; (ii) an environmental questionnaire and environmental site assessment with respect to the presence, if any, of Hazardous Materials on the Property and Improvements; (iii) two sets of the Plans and Specifications, certified as complete by the Architect, together with evidence of all necessary or appropriate approvals of governmental agencies; (iv) copies of all agreements which are material to completion of the Improvements; (v) copies of all building permits and Permits required in connection with the development of the Property and Improvements; and (vi) copies of any initial study, negative declaration, mitigated negative declaration, environmental impact report, notice of determination or notice of exemption prepared, adopted, certified or filed by or with any Governmental Authority in connection with the Property and Improvements; and

          (f) Administrative Agent shall have received from each Lender such Lender’s Pro Rata Share of such disbursement.

          3.2          ACCOUNT, PLEDGE AND ASSIGNMENT, AND DISBURSEMENT AUTHORIZATION. The proceeds of the Loan and Borrower’s Funds, when qualified for disbursement, shall be deposited into the Account or otherwise disbursed to or for the benefit or account of Borrower under the terms of this Agreement; provided, however, that any direct disbursements from the Loan which are made by means of wire transfer, shall be subject to the provisions of any funds transfer agreement which is identified in Exhibit B hereto. Disbursements hereunder may be made by Administrative Agent upon the written request of any person who has been authorized by Borrower to request such disbursements until such time as written notice of Borrower’s revocation of such authority is received by Administrative Agent at the address shown in Exhibit D. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Administrative Agent, for the benefit of Lenders, all monies at any time deposited in the Account.

          3.3          BORROWER’S FUNDS ACCOUNT, PLEDGE AND ASSIGNMENT. Except as otherwise provided in this Agreement, all of the Borrower’s Funds which are deposited with Administrative Agent by Borrower as shown in Exhibit C, or any other provision of the Loan Documents, shall be placed in the Borrower’s Funds Account with, and controlled by, Administrative Agent for disbursement under this Agreement. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Administrative Agent, for the benefit of Lenders, all monies at any time deposited in the Borrower’s Funds Account.

          3.4          LOAN DISBURSEMENTS. Subject to the conditions set forth in Section 3.1, the proceeds of the Loan and Borrower’s Funds shall be disbursed in accordance with the terms and conditions of Exhibit D. Disbursements made after the deposit of Borrower’s Funds shall be made first from the Borrower’s Funds Account until depleted. All disbursements shall be held by Borrower in trust and applied by Borrower solely for the purposes for which the funds have been disbursed. Administrative Agent and Lenders have no obligation to monitor or determine Borrower’s use or application of the disbursements.

          3.5          FUNDS TRANSFER DISBURSEMENTS. Borrower hereby authorizes Administrative Agent, to disburse the proceeds of any Loan made by Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation form. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by

Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire of funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by the Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent, may delay or refuse to accept a funds transfer request if the transfer would: (a) violate the terms of this authorization, (b) require use of a bank unacceptable to Administrative Agent or any Lender or prohibited by government authority; (iii) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or any Lender to violate any applicable law or regulation. Neither Administrative Agent nor any Lender shall be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent or any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE 4. CONSTRUCTION

          4.1          COMMENCEMENT AND COMPLETION. Borrower has commenced construction of the Improvements prior to the recordation of the Deed of Trust and shall complete construction of the Improvements on or before the Completion Date.

          4.2          COMMENCEMENT AND COMPLETION OF OFFSITE IMPROVEMENTS. Borrower has commenced construction of any offsite improvements required by any Governmental Authority in connection with the construction of the Improvements prior to the recordation of the Deed of Trust.

          4.3          FORCE MAJEURE. The time within which construction of the Improvements must be completed shall be extended for a period of time equal to the period of any delay directly affecting construction which is caused by fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riot, insurrection, or governmental regulation of the sale or transportation of materials, supplies or labor; provided, however, that Borrower shall furnish Administrative Agent with written notice satisfactory to Administrative Agent evidencing any such delay within ten (10) days from the occurrence of any such delay. In no event shall the time for completion of the Improvements be extended beyond the Maturity Date or more than sixty (60) days beyond the Completion Date.

          4.4          CONSTRUCTION AGREEMENT. Borrower and Contractor have entered into the Construction Agreement pursuant to the terms and conditions of which Contractor is to construct the Improvements. Borrower shall require Contractor to perform in accordance with the terms of the Construction Agreement in a material manner and shall not amend, modify or alter the responsibilities of

Contractor under the Construction Agreement without Administrative Agent’s prior written consent. Borrower shall execute, upon Administrative Agent’s request, an assignment of Borrower’s rights under the Construction Agreement to Administrative Agent, for the benefit of Lenders as security for Borrower’s obligations under this Agreement and the other Loan Documents and shall cause the Contractor to consent to any such assignment.

          4.5          ARCHITECT’S AGREEMENT. Borrower and Architect have entered into the Architect’s Agreement, pursuant to which Architect is to design the Improvements. Borrower shall require Architect to perform in accordance with the terms of the Architect’s Agreement and shall not amend, modify or alter the responsibilities of Architect under the Architect’s Agreement in a material manner without Administrative Agent’s prior written consent. Upon Administrative Agent’s request, Borrower shall execute an assignment of the Architect’s Agreement and the Plans and Specifications to Administrative Agent, for the benefit of Lenders, as additional security for Borrower’s performance under this Agreement and the other Loan Documents and shall cause the Architect to consent to any such assignment.

          4.6          PLANS AND SPECIFICATIONS.

          (a) Changes; Administrative Agent Consent. Except as otherwise provided in this Agreement, Borrower shall not make any changes in the Plans and Specifications without Administrative Agent’s prior written consent if such change (which shall not be unreasonably withheld, conditioned or delayed): (i) constitutes a material change in the building material or equipment specifications, or in the architectural or structural design, value or quality of any of the Improvements; (ii) would result in an increase of construction costs in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) for any single change or in excess of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) for all such changes; or (iii) would affect the structural integrity, quality of building materials, or overall efficiency of operating systems of the Improvements. Without limiting the above, Lenders agree that Borrower may make minor changes in the Plans and Specifications without Administrative Agent’s or Requisite Lender’s, as applicable, prior written consent, provided that such changes do not violate any of the conditions specified herein. Borrower shall at all times maintain, for inspection by Administrative Agent and Lenders, a full set of working drawings of the Improvements. Notwithstanding the foregoing, any changes in the Plans and Specifications which would result in an increase of construction costs in excess of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) for any single change or in excess of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) for all such changes shall require the prior written consent of Requisite Lenders.

          (b) Changes; Submission Requirements. Borrower shall submit any proposed change in the Plans and Specifications to Administrative Agent at least ten (10) days prior to the commencement of construction relating to such proposed change whether or not such change is subject to Administrative Agent’s or Requisite Lenders’ consent. Requests for any change which requires consent shall be accompanied by working drawings and a written description of the proposed change, submitted on a change order form acceptable to Administrative Agent, signed by Borrower and, if required by Administrative Agent, also by the Architect, the Contractor and/or the Independent Inspecting Architect. At its option, Administrative Agent may require Borrower to provide: (i) evidence satisfactory to Administrative Agent of the cost and time necessary to complete the proposed change; (ii) a deposit in the amount of any increased costs into Borrower’s Funds Account; and (iii) a complete set of “as built” Plans and Specifications for the completed Improvements.

          (c) Consent Process. Borrower acknowledges that Administrative Agent’s and/or any Lender’s review of any changes and required consent may result in delays in construction and hereby consents to any such delays; provided, however, that Administrative Agent hereby agrees to respond to any requests for proposed change which requires consent within ten (10) days after Borrower’s request.

          (d) Final Plans and Specifications. Upon completion of the Improvements, Borrower shall deliver to Administrative Agent within thirty (30) days a set of final Plans and Specifications.

          4.7          CONTRACTOR/CONSTRUCTION INFORMATION. Within ten (10) days of Lender’s written request, provided, however, that such request shall not be made more than quarterly per year (this limitation is only applicable if Borrower is not in Default and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default, and is continuing under the Loan Documents), Borrower shall deliver to Administrative Agent from time to time in a form acceptable to Administrative Agent: (a) a list detailing the name, address and phone number of each contractor, subcontractor and material supplier to be employed or used for construction of the Improvements together with the dollar amount, including changes, if any, of each contract and subcontract, and the portion thereof, if any, paid through the date of such list; (b) copies of each contract and subcontract identified in such list, including any changes thereto; (c) a cost breakdown of the projected total cost of constructing the Improvements, and that portion, if any, of each cost item which has been incurred; and (d) a construction progress schedule detailing the progress of construction and the projected sequencing and completion time for uncompleted work, all as of the date of such schedule.

         Borrower agrees that Administrative Agent may disapprove any contractor, subcontractor or material supplier which, in Administrative Agent’s good faith determination, is deemed financially or otherwise unqualified; provided, however, that the absence of any such disapproval shall not constitute a warranty or representation of qualification by Administrative Agent or any Lender. Administrative Agent or any Lender may contact any such contractor, subcontractor or material supplier to discuss the course of construction.

          4.8          PROHIBITED CONTRACTS. Without Administrative Agent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Borrower shall not contract for any materials, furnishings, equipment, fixtures or other parts or components of the Improvements, if any third party shall retain any ownership interest (other than Lien rights created by operation of law) in such items after their delivery to the Property and Improvements. Borrower shall have ten (10) days to effect the removal of any such retained interest.

          4.9          LIENS AND STOP NOTICES. If a claim of Lien is recorded which affects the Property or Improvements or a bonded stop notice is served upon Administrative Agent or any Lender, Borrower shall, within twenty (20) calendar days of such recording or service or within ten (10) calendar days of Administrative Agent’s demand, whichever occurs first: (a) pay and discharge the claim of Lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Administrative Agent a surety bond in sufficient form and amount; or (c) provide Administrative Agent with other assurances which Administrative Agent deems, in its sole discretion, to be satisfactory for the payment of such claim of Lien or bonded stop notice and for the full and continuous protection of Administrative Agent and Lenders from the effect of such Lien or bonded stop notice.

          4.10        CONSTRUCTION RESPONSIBILITIES. Borrower shall construct the Improvements in a workmanlike manner according to the Plans and Specifications and the recommendations of any soils or engineering report approved by Administrative Agent. Borrower shall comply with all Requirements of Law, building restrictions, recorded covenants and restrictions, and requirements of all regulatory authorities having jurisdiction over the Property or Improvements. Borrower shall be solely responsible for all aspects of Borrower’s business and conduct in connection with the Property and Improvements, including, without limitation, for the quality and suitability of the Plans and Specifications and their compliance with all governmental requirements, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, material suppliers, consultants and property managers, and the accuracy of all applications for payment and the proper application of all disbursements. Neither Administrative Agent nor any Lender is obligated to supervise, inspect or inform Borrower or any third party of any aspect of the construction of the Improvements or any other matter referred to above.

          4.11        ASSESSMENTS AND COMMUNITY FACILITIES DISTRICTS. Without Administrative Agent’s prior written consent, Borrower shall not cause or suffer to become effective or otherwise consent to the formation of any assessment district or community facilities district which includes all or any part of the Property and Improvements pursuant to: (a) the Mello-Roos Community Facilities Act of 1982; (b) the Municipal Improvement Act of 1913; or (c) any other comparable or similar statute or regulation. Nor shall Borrower cause or otherwise consent to the levying of special taxes or assessments against the Property and Improvements by any such assessment district or community facilities district.

          4.12          DELAY. Borrower shall promptly notify Administrative Agent in writing of any event causing delay or interruption of construction, or the timely completion of construction. The notice shall specify the particular work delayed, and the cause and period of each delay.

          4.13          INSPECTIONS. Administrative Agent and the Independent Inspecting Architect shall have the right to enter upon the Property at all reasonable times at Borrower’s cost and expense to inspect the Improvements and the construction work to verify information disclosed or required pursuant to this Agreement. Administrative Agent shall endeavor to provide Borrower with prior notice of such entry. Any such inspection or review of the Improvements by Administrative Agent or Independent Inspecting Architect is solely to determine whether Borrower is properly discharging its obligations under the Loan Documents and may not be relied upon by Borrower or by any third party as a representation or warranty of compliance with this Agreement or any other agreement. Neither Administrative Agent, Independent Inspecting Architect nor any Lender owe a duty of care to Borrower or any third party to protect against, or to inform Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements as determined by Administrative Agent, the Independent Inspecting Architect or any Lender.

          4.14          SURVEYS. Upon Administrative Agent’s written request, Borrower shall promptly deliver to Administrative Agent: (a) a perimeter survey of the Property; (b) upon completion of the foundations of the Improvements, a survey showing the location of the Improvements on the Property and confirming that the Improvements are located entirely within the Property and do not encroach upon any easement, or breach or violate any governmental requirement; and (c) upon completion of the Improvements, an as-built survey acceptable to a title insurer for purposes of issuing an ALTA policy of title insurance. All such surveys shall be performed and certified by a licensed engineer or surveyor acceptable to the title insurer.

          4.15          BONDS. Administrative Agent shall not require any performance or payment bonds in connection with the initial funding of the Loan. At any time thereafter, within five (5) calendar days of Administrative Agent’s written request, Borrower shall deliver to Administrative Agent, for the benefit of Lenders, dual obligee performance and labor and material payment bonds in form, substance and amount acceptable to Administrative Agent. If requested by Administrative Agent, Borrower shall record said bond, the Plans and Specifications and the Construction Agreement, if any, in the Office of the County Recorder of the County where the Property and Improvements are located.

ARTICLE 5. INSURANCE

          Borrower shall, while any obligation of Borrower or any Guarantor under any Loan Document remains outstanding, maintain at Borrower’s sole expense, with licensed insurers authorized to do business in the State in which the Property is located and approved by Administrative Agent, the following policies of insurance in form and substance satisfactory to Administrative Agent. Capitalized terms used in this Article shall have the same meaning as such terms are commonly and presently defined in the insurance industry.

          5.1          TITLE INSURANCE. A Title Policy, together with any endorsements which Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders, in the principal amount of the Loan, of the validity and the priority of the lien of the Deed of Trust upon the Property and Improvements, subject only to matters approved by Administrative Agent in writing. During the term of the Loan, Borrower shall deliver to Administrative Agent, within ten (10) days of Administrative Agent’s written request, such other endorsements to the Title Policy as Administrative Agent may reasonably require with respect to the Property.

          5.2          PROPERTY INSURANCE. A Builders All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders against damage to the Property and Improvements in an amount not less than 100% of the full replacement cost at the time of completion of the Improvements. Such coverage should adequately insure any and all Loan collateral, whether such collateral is onsite, stored offsite or otherwise. Administrative Agent, for the benefit of Lenders, shall be named on the policy as Mortgagee and named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent).

          5.3          FLOOD HAZARD INSURANCE. A policy of flood insurance, as required by applicable governmental regulations, or as deemed necessary by Administrative Agent, in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and governmental regulation.

          5.4          LIABILITY INSURANCE. A policy of Commercial General Liability insurance with coverages and limits as required by Administrative Agent, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Property and/or in the Improvements. During the period of any construction, Borrower may cause its contractors and/or subcontractors to maintain in full force and effect any or all of the liability insurance required hereunder. Whether Borrower employs a general contractor or performs as owner-builder, Administrative Agent may require that coverage include statutory workers’ compensation insurance.

          5.5          OTHER COVERAGE. Borrower shall provide to Administrative Agent evidence of such other reasonable insurance in such reasonable amounts as Administrative Agent may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the subject Property located in or around the region in which the subject Property is located. Such coverage requirements may include but are not limited to coverage for earthquake, acts of terrorism, mold, business income, delayed business income, rental loss, sink hole, soft costs, tenant improvement or environmental.

          5.6          GENERAL. Borrower shall ensure that the Property is fully insured at all times; Borrower shall provide to Administrative Agent insurance certificates or other evidence of coverage in form acceptable to Administrative Agent, with coverage amounts, deductibles, limits and retentions as required by Administrative Agent within a reasonable time. All insurance policies shall provide that the coverage shall not be cancelable or materially changed without 10 days prior written notice to Administrative Agent of any cancellation for nonpayment of premiums, and not less than 30 days prior written notice to Administrative Agent of any other cancellation or any modification (including a reduction in coverage). Administrative Agent, for the benefit of Lenders shall be named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent) on all insurance policies which Borrower actually maintains with respect to the Property and Improvements. All insurance policies shall be issued and maintained by insurers approved to do business in the state in which the Property is located and must have an A.M. Best Company financial rating and policyholder surplus acceptable to Administrative Agent.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

          As a material inducement to Lenders’ entry into this Agreement, Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date and continuing thereafter that:

          6.1          AUTHORITY/ENFORCEABILITY. Borrower is in compliance with all Requirements of Law applicable to its organization, existence and transaction of business and has all necessary rights and powers to own, develop and operate the Property and Improvements as contemplated by the Loan Documents.

          6.2          BINDING OBLIGATIONS. Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations shall be valid and binding obligations of Borrower.

          6.3          FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower has delivered to Administrative Agent all formation and organizational documents of Borrower, of the partners, joint venturers or members of Borrower, if any, and of all guarantors of the Loan, if any, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Lender. Borrower shall immediately provide Lender with copies of any amendments or modifications of the formation or organizational documents.

         6.4           NO VIOLATION. Borrower’s execution, delivery, and performance under the Loan Documents do not: (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document; (b) violate any Requirements of Law applicable to the Borrower, Property and Improvements or any other statute, law, regulation or ordinance or any order or ruling of any court or Governmental Authority; (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower is or the Property and Improvements are bound or regulated; or (d) violate any statute, law, regulation or ordinance, or any order of any court or Governmental Authority.

          6.5          COMPLIANCE WITH LAWS. Borrower has, or will have, obtained all necessary, required and at appropriate times depending on the progress of the development of the Property, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Property and Improvements, and shall maintain compliance with all Requirements of Law applicable to the Property and Improvements and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business. The Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances.

          6.6          LITIGATION. Except as disclosed on Schedule 6.6 attached hereto, there are no claims, actions, suits, or proceedings pending, or to Borrower’s knowledge threatened, against Borrower or affecting the Property or Improvements.

          6.7          FINANCIAL CONDITION. Except as set forth in Section 9.17 with respect to the Guarantor, all financial statements and information heretofore and hereafter delivered to Administrative Agent by Borrower, including, without limitation, information relating to the financial condition of Borrower, the Property, the Improvements, the partners, joint venturers or members of Borrower, and/or any Guarantors, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with generally accepted accounting principles consistently applied. Borrower acknowledges and agrees that Administrative Agent and Lenders may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

          6.8          NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the financial condition of Borrower and/or Guarantor since the dates of the latest financial statements furnished to Administrative Agent and, except as otherwise disclosed to Administrative Agent in writing, Borrower has not entered into any material transaction which is not disclosed in such financial statements.

          6.9          LOAN PROCEEDS AND ADEQUACY. The undisbursed Loan proceeds, together with Borrower’s Funds and all other sums, if any, to be provided by Borrower as shown in Exhibit C, are sufficient to construct the Improvements in accordance with, and otherwise comply with all obligations under, the terms and conditions of this Agreement and all other Loan Documents.

          6.10        ACCURACY. All reports, documents, instruments, information and forms of evidence delivered to Administrative Agent concerning the Loan or security for the Loan or required by the Loan Documents are accurate, correct and sufficiently complete to give Administrative Agent and Lenders true and accurate knowledge of their subject matter, and do not contain any misrepresentation or omission.

          6.11        TAX LIABILITY. Borrower has filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments owed and payable, and Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.

          6.12        TITLE TO ASSETS; NO LIENS. Borrower has good and indefeasible title to the Property, free and clear of all liens and encumbrances except Permitted Liens.

          6.13        MANAGEMENT AGREEMENTS. Borrower is not a party or subject to any management agreement with respect to the Property, except for the Pre-Opening Services and Management

Agreement between Sunrise Senior Living Management, Inc., a Virginia corporation, as “Property Manager,” and Borrower, as “Owner”.

          6.14          UTILITIES. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the development and occupancy of the Property and Improvements are available at or within the boundaries of the Property, or Borrower has taken all steps necessary to assure that all such services will be available upon completion of the Improvements.

          6.15          COMPLIANCE. Borrower is familiar with and in compliance with all Requirements of Law and Permits for the development of the Property and construction of the Improvements and will conform to and comply with all Requirements of Law and the Plans and Specifications.

          6.16          AMERICANS WITH DISABILITIES ACT COMPLIANCE. The Improvements have been designed and shall be constructed and completed, and thereafter maintained, in strict accordance and full compliance with all of the requirements of the ADA. Borrower shall be responsible for all ADA compliance costs.

          6.17          BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of the Borrower.

ARTICLE 7. HAZARDOUS MATERIALS

           7.1 SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower hereby specially represents and warrants to the best of Borrower’s knowledge as of the date of this Agreement as follows:

          (a) Hazardous Materials. Except as set forth in those certain reports listed on Schedule 7.1 attached hereto, the Property and Improvements are not and have not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “wastes”, “regulated substances”, “industrial solid wastes”, or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”). “Hazardous Materials” shall not include commercially reasonable amounts of such materials used, stored, or disposed of in the ordinary course of construction or operation of the Property which are used, stored, and disposed of in accordance with all applicable environmental laws, ordinances and regulations.

          (b) Hazardous Materials Laws. The Property and Improvements are in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

          (c) Hazardous Materials Claims. There are no claims or actions (“Hazardous Materials Claims”) pending or threatened against Borrower, the Property or Improvements by any Governmental

Authority, governmental agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

          (d) Border Zone Property. The Property has not been designated as Border Zone Property under the provisions of California Health and Safety Code, Sections 25220 et seq. and there has been no occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be designated as Border Zone Property.

          7.2          HAZARDOUS MATERIALS COVENANTS. Borrower agrees as follows:

          (a) No Hazardous Activities. Borrower shall not cause or permit the Property or Improvements to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials, except for such Hazardous Materials commonly used, stored, and disposed of in Borrower’s or Borrower’s tenant’s business operations or in connection with the construction of the Property or Improvements, so long as those Hazardous Materials are used, stored, and disposed of in compliance with applicable laws, ordinances and regulations.

          (b) Compliance. Borrower shall comply and cause the Property and Improvements to comply with all Hazardous Materials Laws.

          (c) Notices. Borrower shall promptly notify Administrative Agent in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property and Improvements; (ii) any knowledge by Borrower that the Property and Improvements do not comply with any Hazardous Materials Laws; (iii) any Hazardous Materials Claims; and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be designated as Border Zone Property.

          (d) Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property or Improvements, Borrower shall promptly take, at Borrower’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

          7.3          INSPECTION BY ADMINISTRATIVE AGENT. Upon reasonable prior notice to Borrower, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property and Improvements for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property and Improvements.

          7.4          HAZARDOUS MATERIALS INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT AND/OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY OR IMPROVEMENTS. BORROWER SHALL IMMEDIATELY PAY TO ADMINISTRATIVE AGENT AND/OR ANY LENDER, UPON DEMAND, ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT, AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE DEED OF TRUST.

The foregoing indemnity and agreement to defend and hold harmless shall not apply to the extent any losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses arise out of or result from Hazardous Materials that first come into existence on the Property or improvements after the earlier of (a) the full repayment of the Loan and indefeasible satisfaction of all of Borrower’s obligations under the Loan Documents or (b) any foreclosure under the Deed of Trust or transfer of the Property by deed-in-lieu thereof; provided, however, that the foregoing limitation shall cease to apply if any amount repaid or required to be repaid by Borrower under any of the Loan Documents or any of Borrower’s other obligations thereunder is at any time voided or otherwise rendered unenforceable pursuant to any state or federal bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance or preference law, act, statute or regulation.

          7.5          LEGAL EFFECT OF SECTION. Borrower and Lenders agree that: (a) this Article 7 is intended as Lenders’ written request for information (and Borrower’s response) concerning the environmental condition of the real property security as required by California Code of Civil Procedure §726.5; and (b) each provision in this Article (together with any indemnity applicable to a breach of any such provision) with respect to the environmental condition of the real property security is intended by Lenders and Borrower to be an “environmental provision” for purposes of California Code of Civil Procedure §736, and as such it is expressly understood that Borrower’s duty to indemnify Administrative Agent and Lenders hereunder shall survive except as specifically set forth to the contrary in the second paragraph of Section 7.4 above: (i) any judicial or non-judicial foreclosure under the Deed of Trust, or transfer of the Property in lieu thereof; (ii) the release and reconveyance or cancellation of the Deed of Trust; and (iii) the satisfaction of all of Borrower’s obligations under the Loan Documents.

ARTICLE 8. INTENTIONALLY LEFT BLANK

ARTICLE 9. COVENANTS OF BORROWER

          9.1          EXPENSES. Borrower shall immediately pay Administrative Agent upon demand all costs and expenses incurred by Administrative Agent in connection with: (a) the preparation of this Agreement, all other Loan Documents and Other Related Documents contemplated hereby; (b) the administration of this Agreement, the other Loan Documents and Other Related Documents for the term of the Loan; and (c) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s obligations under this Agreement, the other Loan Documents or the Other Related Documents. For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all appraisal fees, cost engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, UCC filing fees and/or UCC vendor fees, and the cost to Lenders of any title insurance premiums, title surveys, reconveyance and notary fees. Borrower recognizes and agrees that formal written Appraisals of the Property and Improvements by a licensed independent appraiser may be required by Administrative Agent’s or any Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Administrative Agent or Lenders’ may, at their option, require inspection of the Property and Improvements by an independent supervising architect and/or cost engineering specialist and/or Independent Inspecting Architect: (i) prior to each advance; (ii) at least once each month during the course of construction even though no disbursement is to be made for that month; (iii) upon completion of the Improvements; and (iv) at least semi-annually thereafter. If any of the services described above are provided by an employee of Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services.

          9.2          ERISA COMPLIANCE. Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

          9.3          LEASING. To the extent that any such space exists and is leased, Borrower shall use its commercially reasonable efforts to maintain all leasable space in the Property leased at no less than fair market rental rates.

          9.4          APPROVAL OF LEASES. Administrative Agent has approved the Borrower’s Standard Form Residential Agreement and Standard Form Commercial Agreement in connection with this Loan. Any material deviation from such forms shall be approved by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Except for (i) those leases used in the ordinary course of business operated on the Property where Standard Form Residential Agreements are utilized; or (ii) leases used in the ordinary course of the business operated on the Property where Standard Form Commercial Agreements are utilized for spaces less than One Thousand Square Feet; all leases (and lease terminations, modifications or amendments) of all or any part of the Property and Improvements shall: (a) be upon terms and with tenants approved by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) prior to Borrower’s execution of any such lease; and (b) include estoppel, subordination, attornment and mortgagee protection provisions satisfactory to Administrative Agent.

          9.5          INCOME TO BE APPLIED TO DEBT SERVICE. After the occurrence of a Default, Borrower shall apply all Gross Operating Income from the Property and Improvements only to the payment of Permitted Operating Expenses and the payment of accrued interest and outstanding principal on the Loan. To the extent Gross Operating Income exceeds Permitted Operating Expenses, such excess shall be used first to pay accrued interest (regardless of any Interest Reserve).

          9.6          SUBDIVISION MAPS. Prior to recording any final map, plat, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Property (collectively, “Subdivision Map”), Borrower shall submit such Subdivision Map to Administrative Agent for Administrative Agent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Within ten (10) Business Days after Administrative Agent’s receipt of such Subdivision Map, Administrative Agent shall provide Borrower written notice if Administrative Agent disapproves of said Subdivision Map. Within five (5) Business Days after Administrative Agent’s request, Borrower shall execute, acknowledge and deliver to Administrative Agent such amendments to the Loan Documents as Administrative Agent may reasonably require to reflect the change in the legal description of the Property resulting from the recordation of any Subdivision Map. In connection with and promptly after the recordation of any amendment or other modification to the Deed of Trust recorded in connection with such amendments, Borrower shall deliver to Administrative Agent, for the benefit of Lenders, at Borrower’s sole expense, a title endorsement to the Title Policy in form and substance satisfactory to Administrative Agent insuring the continued first priority lien of the Deed of Trust. Subject to the execution and delivery by Borrower of any documents required under this Section, Administrative Agent, on behalf of Lenders, shall, if required by applicable law, sign any Subdivision Map approved by Administrative Agent pursuant to this Section.

          9.7          OPINION OF LEGAL COUNSEL. Borrower shall provide, at Borrower’s expense, an opinion of legal counsel in form and content satisfactory to Administrative Agent to the effect that: (a) upon due authorization, execution and recordation or filing as may be specified in the opinion, each of the Loan Documents and Other Related Documents shall be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (b) Borrower and Guarantor are duly formed and have all requisite authority to enter into the Loan Documents and Other Related Documents; and (c) such other matters, incident to the transactions contemplated hereby, as Administrative Agent may reasonably request.

          9.8          FURTHER ASSURANCES. Upon Administrative Agent’s request and at Borrower’s sole cost and expense, Borrower shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as determined by Administrative Agent, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents.

          9.9          ASSIGNMENT. Without the prior written consent of Administrative Agent and Lenders, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void, provided, however, that this section will not be applicable to a change in control of Guarantor provided in the conditions set forth in Section 11.1(i) are satisfied. In this regard, Borrower acknowledges that Lenders would not make this Loan except in reliance on Borrower’s expertise, reputation, prior experience in developing and constructing commercial real property, Lenders’ knowledge of Borrower, and Lenders’ understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lenders would rely on security which already exists.

          9.10        MANAGEMENT OF PROPERTY. Without the prior written consent of Administrative Agent, Borrower shall not enter into, materially amend or terminate any agreement providing for the management, leasing or operation of the Property or Improvements. At all times during this Loan, Sunrise Senior Living, Inc., acting by or through its subsidiaries, shall manage the construction and operations of the Property and Improvements.

          9.11        REQUIREMENTS OF LAW. Borrower shall comply with all Requirements of Law and shall use commercially reasonable and good faith efforts to cause other persons or entities to comply with same in a timely manner.

          9.12        SPECIAL COVENANTS; SINGLE PURPOSE ENTITY. Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (a) enter into, amend in any material respect (provided that Borrower shall provide Administrative Agent a copy of any amendments, whether or not material) or terminate any material agreement providing for the development, management, leasing or operation of the Property or Improvements (approval of any such other material agreement not to be unreasonably withheld by Administrative Agent); (b) make any amendment to Borrower’s partnership agreement or the organizational documents of any member of Borrower or any managing member or general partner, as applicable, of such member, in each case from the form thereof previously provided to Administrative Agent; (c) engage in any transaction with any affiliate of Borrower or Guarantor on other than fair market, arms’-length terms and conditions; (d) engage in any business other than the ownership, development, leasing and operation of the Property; (e) directly or indirectly guaranty the obligations of any other person or entity; (f) incur any additional indebtedness or other material obligation, other than (i) ordinary course obligations (excluding, however, any additional borrowed money) incurred in connection with Borrower’s permitted scope of business as referred to above and (ii) liabilities associated with Swap Agreements; (g) suffer or permit any direct or indirect change in the ownership of Borrower; provided, however, that the consent of Requisite Lenders shall be required with respect to any material amendment or change in ownership referred to in clauses (b) and (g) of this Section 9.12, respectively. For purposes of this Section 9.12, “material agreement” shall mean any agreement which cannot, by its terms, be terminated upon thirty days notice.

          9.13        LIMITATIONS ON DISTRIBUTIONS, ETC. Following the occurrence and during the continuance of a known monetary or other material Potential Default or any Default, Borrower shall not distribute any money or other property to any member of Borrower, whether in the form of earnings, income or other proceeds from the Property and Improvements, nor shall Borrower repay any principal or interest on any loan or other advance made to Borrower by any member, nor shall Borrower loan or advance any funds to any such member. Notwithstanding the foregoing, this section shall not apply to Permitted Manager payments, as such term is defined in the Assignment and Subordination of Pre-Opening Services and Management Agreement.

          9.14        [INTENTIONALLY DELETED]

          9.15        PERFORMANCE TEST. The Facility shall achieve the minimum Occupancy requirements for the applicable Test Dates as set forth below:

Test Date		Occupancy Requirement
Month 6 following Opening	–	30%
Month 12 following Opening	–	55%
Month 18 following Opening	–	70%

                              For purposes herein, “Occupancy” shall mean the actual, physical occupancy by an individual that is not an affiliate of the Borrower pursuant to a residency agreement signed by such individual that is in full force      and effect and constitutes a legal, valid, and binding obligation of each party thereto and under which monthly payments have commenced and remain current. Occupancy is measured for the three (3) calendar months immediately preceding the applicable Test Date. “Opening” shall mean the issuance of an occupancy permit. The “Test Date” shall be the final day of the applicable month following Opening. For example, were the Opening to occur on February 5, the first Test Date would be August 31.

          9.16     YIELD/CONSTANT CARRIED. The Facility shall achieve the minimum Yield/Constant Carried Ratio for the applicable Test Dates as set forth below: “Yield/Constant Carried Ratio” means the Net Operating Income for the three (3) full calendar months immediately preceding the applicable Test Date, multiplied by (4), divided by the outstanding principal amount of the Loan. “Net Operating Income” means the Borrower’s Net Operating Income for such period as reported on Borrower’s prepared profit and loss statement. Notwithstanding that the management fee to be paid under the Management Agreement is equal to seven percent (7%) of Gross Revenues (as defined in the management Agreement), for purposes of this Section 9.16, Net Operating Income shall be calculated using a management fee equal to five percent (5%) of such Gross Revenues; provided, however, that (i) Borrower shall not pay a management fee in excess of 5% unless Borrower is in compliance with the requirements of this Section 9.16, and (ii) the Management Agreement shall include a subordination by the manager of any fee in excess of 5% on a basis consistent with the foregoing limitation.

Test Date		Minimum Yield/ Constant Carried Ratio
Month 12 following Opening	–	4.5%
Month 18 following Opening	–	8.75%

“Opening” and “Test Date” shall have the meanings given them in Section 9.15, above.

Borrower’s failure to satisfy the Yield/Constant Carried Ratio set forth herein shall not constitute a Default so long as Borrower, within thirty (30) days of the applicable Test Date, pays down the outstanding principal balance of the Loan by an amount necessary to satisfy the applicable minimum Yield/Constant Carried Ratio, and any such payment shall reduce the commitment of Lender hereunder by the amount of such payment and no such amount repaid may be reborrowed.

ARTICLE 10. REPORTING COVENANTS

          10.1          FINANCIAL INFORMATION. Administrative Agent acknowledges that Sunrise Senior Living, Inc., will provide its financial statements to Administrative Agent within a reasonable time after they are effective with the New York Stock Exchange and SEC. Except as provided herein, Borrower shall deliver to Administrative Agent, as soon as available, but in no event later than one hundred twenty (120) days after Borrower’s fiscal year end and certified as required by Section 10.8 below, a current financial statement (including, without limitation, an income and expense statement and balance sheet) signed by Borrower together with any other financial information including, without limitation, to the extent Borrower generates such reports in the ordinary course of business, quarterly financial statements, annual financial statements, cash flow projections, quarterly operating statements requested by Administrative Agent for the Borrower. Borrower shall also deliver or cause to be delivered to Administrative Agent, as soon as available, but in no event later than 120 days after each Guarantor’s fiscal year end, each Guarantor’s current financial.

Within thirty (30) days of Administrative Agent’s request, Borrower shall also deliver to Administrative Agent and each Lender such quarterly and other financial information regarding any persons or entities in any way obligated on the Loan as Administrative Agent may specify, to the extent Borrower generates such reports in the ordinary course of business. If audited financial information is prepared, Borrower shall deliver to Administrative Agent and each Lender copies of that information within thirty (30) days after its final preparation. Except as otherwise agreed to by Lenders, all such financial information shall be prepared in accordance with generally accepted accounting principles consistently applied.

          10.2          BOOKS AND RECORDS. Borrower shall maintain complete books of account and other records for the Property and Improvements and for disbursement and use of the proceeds of the Loan and Borrower’s Funds, and the same shall be available for inspection and copying by Administrative Agent and each Lender upon reasonable prior notice.

          10.3          LEASING REPORTS. To the extent any exist, Borrower shall deliver to Administrative Agent quarterly rent rolls, leasing schedules and reports, operating statements and/or such other leasing information as Administrative Agent shall request with respect to the Property and Improvements, each in form and substance satisfactory to Administrative Agent.

          10.4          OPERATING STATEMENTS FOR PROPERTY AND IMPROVEMENTS. Until such time as the Note is paid in full, Borrower shall deliver to Administrative Agent not later than the Twenty-Fifth (25) day of each month an “Operating Statement” which shows in detail the amounts and sources of Gross Operating Income received by or on behalf of Borrower and the amounts and purposes of Permitted Operating Expenses paid by or on behalf of Borrower with respect to the Property and Improvements for the previous month.

          10.5          KNOWLEDGE OF DEFAULT; ETC. Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent the occurrence of any Default or Potential Default. In the case of any Potential Default, such notice shall include, as applicable, the affirmative steps which Borrower has taken or intends to take during the applicable cure period in order to avoid the occurrence of a Default with respect to the subject event, circumstance or condition.

          10.6          LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION. Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or threat of, any material proceeding against or affecting Borrower or the Property, including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any proceeding already disclosed, which, in either case, has a material adverse effect on Borrower or the Property, which notice shall contain such information as may be reasonably available to Borrower to enable Administrative Agent and its counsel to evaluate such matters.

          10.7          ENVIRONMENTAL NOTICES. Borrower shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrower’s learning thereof, of any notice required pursuant to Section 7.2(c).

          10.8          CERTIFICATE OF BORROWER. Together with each delivery of any Operating Statement or financial statement pursuant to this Article 10, Borrower shall provide the certificate of its chief financial officer or other authorized signatory that such person has reviewed the terms of this Agreement and the other Loan Documents, and has made a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such Operating Statements or financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default or a Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

ARTICLE 11. DEFAULTS AND REMEDIES

          11.1          DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

          (a)   Monetary. Borrower’s failure to pay when due any sums payable under the Notes, the Fee Letter or any of the other Loan Documents or Borrower’s failure to deposit any Borrower’s Funds as and when required under this Agreement within ten (10) business days of when sums are due; or

          (b)   Performance of Obligations. Borrower’s or Guarantor’s failure to perform any obligation in addition to those in Section 11.1(a) above under any of the Loan Documents or Other Related Documents; provided, however, that Borrower’s failure to perform will not constitute a Default until such date as the specified cure period (if a cure period is specified) expires or if no cure period is provided, Borrower shall have thirty (30) days upon written notice from Administrative Agent within which to cure the Default; provided, however, if Default cannot be cured through Borrower’s diligent attempts to cure within thirty (30) days, that period shall be extended until such time as the Default can be cured, but in no event longer than ninety (90) days; or

          (c)   Construction; Use. (i) There is any material deviation in the work of construction from the Plans and Specifications or governmental requirements or the appearance or use of defective workmanship or materials in constructing the Improvements, and Borrower fails to remedy the same to Administrative Agent’s satisfaction within ten (10) days of Administrative Agent’s written demand to do so; or (ii) there is a cessation of construction of the Improvements prior to completion for a continuous period of more than fifteen (15) days (except as caused by an event of force majeure for which a longer delay may be permitted under Article IV); or (iii) the construction, sale or leasing of any of the Improvements in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than thirty (30) days (except as caused by an event of force majeure for which a longer delay may be permitted under Article IV); or (iv) utilities or other public services necessary for the full occupancy and utilization of the Property and Improvements are curtailed for a continuous period of more than thirty (30) days (except as caused by an event of force majeure for which a longer delay may be permitted under Article IV); or

          (d)   Liens, Attachment; Condemnation. (i) The recording of any claim of Lien against the Property or Improvements or the service on Administrative Agent or any Lender of any bonded stop notice relating to the Loan and the continuance of such claim of Lien or bonded stop notice for twenty (20) days after such recording or service for ten (10) calendar days after Administrative Agent’s demand, whichever occurs first, without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Administrative Agent consistent with this Agreement; or (ii) the condemnation, seizure or appropriation of, or occurrence of an uninsured casualty with respect to any material portion of the Property or Improvements; or (iii) the sequestration or attachment of, or any levy or execution upon any of the Property or Improvements, any other collateral provided by Borrower under any of the Loan Documents, any monies in the Account or in the Borrower’s Funds Account, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby; or

          (e)   Representations and Warranties. (i) The material breach of any representation or warranty of Borrower in any of the Loan Documents; or (ii) any material adverse change in the financial condition of Borrower from the financial condition represented to Administrative Agent and Lenders or a violation of any of the covenants previously set forth in Section 18 of the Repayment Guaranty or any indemnitor, as of the later of: (A) the Effective Date; or (B) the date upon which the financial condition of such party was first represented to Administrative Agent and Lenders; or

          (f)   Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s insolvency;

(iii) a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

          (g)   Involuntary Bankruptcy. The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or in any way restrains or limits Borrower, Administrative Agent or Lenders regarding the Loan, the Property or the Improvements, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or thirty (30) days after the date of filing of such involuntary petition; or

          (h)   Partners; Guarantors. The occurrence of any of the events specified in Section 11.1(f) or Section 11.1(g) as to any person or entity other than Borrower, including, without limitation, any Guarantor, which is in any manner obligated to Lender under the Loan Documents; or

          (i)   Change in Management or Control. The occurrence of any material management or organizational change in Borrower or in the partners, venturers or members of Borrower, including, without limitation, any partnership, joint venture or member dispute which Administrative Agent determines, in its sole and absolute discretion, shall have a material adverse effect on the Loan, on the Property and Improvements, or on the ability of Borrower or its partners, venturers or members to perform their obligations under the Loan Documents; provided, however, that Administrative Agent recognizes that Borrower’s general partner intends to sell a majority position in Borrower (either directly or through a new joint venture) to a currently unidentified equity partner. Administrative Agent agrees to evaluate any such equity partner in good faith and to consider in good faith, any revisions to loan documents requested in connection with any such equity transaction. Notwithstanding any of the foregoing to the contrary, a change in control of Sunrise Senior Living, Inc. (“SSLI”) shall not be deemed a “Default” and shall not require Administrative Agent’s consent provided: (i) SSLI continues to own Sunrise Senior Living Management, Inc., Sunrise Development, Inc., and Sunrise Senior Living Investments, Inc. and the contracts between these entities and the Borrower remain in place; (ii) the ownership of Borrower does not change; (iii) SSLI, Sunrise Senior Living Investments, Inc., Sunrise Senior Living Management, Inc. and Sunrise Development, Inc. all continue to exist; (iv) SSLI continues to manage and develop senior living facilities as one of its primary business purposes; (v) SSLI continues to employ a management team with senior housing experience and a reputation comparable to SSLI’s current management team; and (iv) the acquirer or transferee of SSLI meets all regulatory requirements required by federal law and provides Administrative Agent with all information necessary to fully comply with the US Patriot Act; or

          (j)    Loss of Priority. The failure at any time of the Deed of Trust to be a valid first lien upon the Property and Improvements or any portion thereof (subject to Permitted Liens), other than as a result of any release or reconveyance of the Deed of Trust with respect to all or any portion of the Property and Improvements pursuant to the terms and conditions of this Agreement; or

          (k)    Hazardous Materials. The discovery of any significant Hazardous Materials in, on or about the Property or Improvements subsequent to the Effective Date in violation of this Agreement. Any such Hazardous Materials shall be “significant” for this purpose if said Hazardous Materials, in Administrative Agent’s sole discretion, have a materially adverse impact on the value of the Property and Improvements; or

          (l)    Default Under Management Agreement. The occurrence of default or event of default under the Management Agreement or the exercise by Manager of any remedies thereunder; or

          (m)  Termination of Management Agreement for the Property. If Borrower terminates the Management Agreement, then it may within ten (10) Business Days provide an adequate replacement manager, along with all necessary financial and other information required by Administrative Agent regarding that potential manager. Administrative Agent shall have thirty (30) days within which to accept or reject the replacement manager, which approval may be subject to such terms and conditions as Administrative Agent deems necessary or appropriate in its sole and absolute discretion, including without limitation the execution and delivery by such replacement manager of such guaranties and indemnities in favor of Administrative Agent as Administrative Agent may require. If Administrative Agent accepts the replacement manager, that manager shall promptly execute all necessary documents to replace the original manager. If Borrower does not provide a potential replacement manager, then it shall be in Default as allowed in this paragraph. If Administrative Agent rejects the replacement manager, Administrative Agent shall not declare the Loan in Default for a period of sixty (60) days after the date it notifies Borrower that it has rejected the replacement manager; or

          (n)   Other Related Documents. If a default shall occur and be continuing beyond any applicable notice and cure period under any of the Other Related Documents, including without any limitation any Guaranty or Hazardous Materials Indemnity Agreement; or

          (o)   Specific Covenants. Failure to comply with any of the covenants set forth at Sections 9.15 through 9.16.

          11.2          ACCELERATION UPON DEFAULT; REMEDIES. Upon the occurrence of any Default specified in this Article 11, Requisite Lenders may, at their sole option, declare all sums owing to Lenders under the Notes, this Agreement and the other Loan Documents immediately due and payable. Upon such acceleration, Administrative Agent, at the direction of Requisite Lenders, may, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity, apply any sums in the Account and Borrower’s Funds Account to the sums owing under the Loan Documents and any and all obligations of Lenders to fund further disbursements under the Loan shall terminate.

          11.3          DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payment from the Loan proceeds, Borrower’s Funds, or other funds of Lenders. If such payment is made from proceeds of the Loan or from Borrower’s Funds, Borrower shall promptly deposit with Administrative Agent, upon written demand, an amount equal to such payment. If such payment is made from funds of Lenders, Borrower shall promptly repay such funds upon written demand of Administrative Agent. In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Administrative Agent.

          11.4          ADMINISTRATIVE AGENT’S COMPLETION OF CONSTRUCTION. Upon the occurrence of a Default, Administrative Agent may, upon five (5) days prior written notice to Borrower, and with or without legal process, take possession of the Property and Improvements, remove Borrower and all agents, employees and contractors of Borrower from the Property and Improvements, complete the work of construction and market and sell or lease the Property and/or Improvements. For this purpose, Borrower irrevocably appoints Administrative Agent as its attorney-in-fact, which agency is coupled with an interest. As attorney-in-fact, Administrative Agent may, in Borrower’s name, take or omit to take any action Administrative Agent may deem appropriate, including, without limitation, exercising Borrower’s rights under the Loan Documents and all contracts concerning the Property and/or Improvements.

          11.5          ADMINISTRATIVE AGENT’S CESSATION OF CONSTRUCTION. If Administrative Agent determines at any time that the Improvements are not being constructed in accordance with the Plans and Specifications and all governmental requirements, Administrative Agent may immediately cause all construction to cease on any of the Improvements affected by the condition of nonconformance. Borrower shall thereafter not allow any construction work, other than corrective work, to be performed on any of the Improvements affected by the condition of nonconformance until such time as Administrative Agent notifies Borrower in writing that the nonconforming condition has been corrected.

          11.6          REPAYMENT OF FUNDS ADVANCED. Any funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Loan from the date the funds were expended.

          11.7          RIGHTS CUMULATIVE, NO WAIVER. All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent or Lenders at any time.

Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

ARTICLE 12. THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

          12.1          APPOINTMENT AND AUTHORIZATION.

          (a)   Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and Other Related Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents and Other Related Documents for the benefit of the Lenders.

          (b)   Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement, the Loan Documents or the Other Related Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

          (c)   Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents or Other Related Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (d)   The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 10. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

          (e)   As to any matters not expressly provided for by the Loan Documents and Other Related Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law. Not in limitation of the foregoing, the Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Potential Default or Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement, the other Loan Documents, or the Other Related Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

          12.2          WELLS FARGO AS LENDER. Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

          12.3          LOAN DISBURSEMENTS.

          (a)   Following receipt of a complete Application for Payment, Administrative Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed disbursement and the Funding Date (as such term is defined in Exhibit D attached hereto). Each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s Pro Rata Share of such disbursement in immediately available funds not later than the times designated in Section 12.3(b). Unless Administrative Agent shall have been notified by any Lender not later than the close of business (San Francisco time) on the Business Day immediately preceding the Funding Date in respect of any disbursement that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent. If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such disbursement. If Administrative Agent funds to Borrower such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement. Nothing in this Section 12.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

          (b)   Requests by Administrative Agent for funding by Lenders of disbursements will be made by telecopy. Each Lender shall make the amount of its disbursement available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in Minneapolis, Minnesota (to such bank and account in such other place) as Administrative Agent may designate, not later than 9:00 A.M. (San Francisco time) on the Funding Date designated by Administrative Agent with respect to such disbursement, but in no event earlier than two (2) Business Days following Lender’s receipt of the applicable Application for Payment.

          (c)   Nothing in this Section 12.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on any Funding Date, nor shall Administrative Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

          12.4          DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS.

          (a)   Subject to Section 12.4(b) below, payments actually received by Administrative Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within two (2) Business Days, provided that Administrative Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Rate and (ii) the rate of interest applicable to the Loan, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to Lenders. All payments of principal, interest, and other payments under the Loan Documents or Other Related Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Loan or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender. Administrative Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Administrative Agent for the account of Lenders shall not constitute property or assets of the Administrative Agent and shall be held by Administrative Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents and the Other Related Documents.

          (b)   Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (a) any other provision of this Agreement to the contrary, (b) any instruction of Borrower as to its desired application of payments or (c) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. Administrative Agent shall be entitled to (i) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all liabilities and costs, plus interest thereon at the Default Rate as set forth in the Notes, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

         12.5          PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective Commitments; and (c) each payment of interest on the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

          12.6          SHARING OF PAYMENTS, ETC. Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower or Guarantor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.6 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

          12.7          COLLATERAL MATTERS; PROTECTIVE ADVANCES.

          (a) Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral, Loan Documents or Other Related Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents or Other Related Documents.

          (b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of obligations of Borrower hereunder; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

          (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred;

provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations of Borrower or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

          (d) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents or Other Related Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

          (e) The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to any Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; and (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances. Protective Advances in excess of $500,000.00 shall require consent of Requisite Lenders.

          (f) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder under the Loan Documents or the Other Related Documents with respect to exercising claims against or rights in the Collateral without the written consent of Requisite Lenders.

                    12.8          POST-FORECLOSURE PLANS. If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrower hereunder, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-

Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

          12.9          APPROVALS OF LENDERS. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents or Other Related Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

          12.10          NOTICE OF DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default”, the Administrative Agent shall give prompt notice thereof to the Lenders.

          12.11          ADMINISTRATIVE AGENT’S RELIANCE, ETC.  Notwithstanding any other provisions of this Agreement, any other Loan Documents or the Other Related Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished puruant therto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or Other Related Documents or any other other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent oer given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents or Other Related Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

          12.12          INDEMNIFICATION OF ADMINISTRATIVE AGENT. Regardless of whether the transactions contemplated by this Agreement, the other Loan Documents and Other Related Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a "Lender") in any way relating to arising out of the Loan Documents or Other Related Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents and Other Related Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Adminstrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents and Other Related Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and Other Related Documents and/or colletct any obligation of Borrower hereunder, any "lender liability" suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws.  Such out-of-pocket expenses (including counsel fees shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of comptent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents or Other Related Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

          12.13          LENDER CREDIT DECISION, ETC. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties and other Persons, its review of the Loan Documents and the Other Related Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents or Other Related Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or Other Related Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

          12.14          SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents and Other Related Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Other Related Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents and the Other Related Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents and the Other Related Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

        12.15          [INTENTIONALLY LEFT BLANK]

           12.16          NO SET-OFFS. Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of Borrower, whether or not located in California, could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of Borrower or any of its affiliates held by such Lender without the prior written approval of Administrative Agent and Requisite Lenders.

ARTICLE 13. MISCELLANEOUS PROVISIONS

          13.1          INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY OR IMPROVEMENTS. BORROWER SHALL PROMPTLY PAY TO ADMINISTRATIVE AGENT OR SUCH LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE DEED OF TRUST.

          13.2          FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents or Other Related Documents shall be subject to Administrative Agent’s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

          13.3          NO THIRD PARTIES BENEFITED. No person other than Administrative Agent, Lenders and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents or Other Related Documents.

          13.4          NOTICES. All notices, demands, or other communications under this Agreement, the other Loan Documents or the Other Related Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement and as specified in Exhibit D (subject to change from time to time by written notice to all other parties to this Agreement). All communications shall be deemed served upon delivery of, or if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent and Lenders at the address specified; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

          13.5          ATTORNEY-IN-FACT. Borrower hereby irrevocably appoints and authorizes Administrative Agent, as Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems appropriate to protect Lenders’ interest under any of the Loan Documents or Other Related Documents.

          13.6          ACTIONS. Borrower agrees that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders or Borrower under the Loan Documents or Other Related Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Improvements, the Loan Documents or the Other Related Documents and Borrower shall promptly reimburse Administrative Agent or such Lender upon demand for all such expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, attorneys’ fees and expenses and court costs.

          13.7          RIGHT OF CONTEST. Borrower may contest in good faith any claim, demand, levy or assessment (other than Liens and stop notices) by any person other than Administrative Agent or Lenders which would constitute a Default if: (a) Borrower pursues the contest diligently, in a manner which Administrative Agent determines is not prejudicial to Administrative Agent or any Lender, and does not impair the rights of Administrative Agent or any Lender under any of the Loan Documents or Other Related Documents; and (b) Borrower deposits with Administrative Agent any funds or other forms of assurance which Administrative Agent in good faith determines from time to time appropriate to protect Administrative Agent and each Lender from the consequences of the contest being unsuccessful. Borrower’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

          13.8          RELATIONSHIP OF PARTIES. The relationship of Borrower, Administrative Agent and Lenders under the Loan Documents and Other Related Documents is, and shall at all times remain, solely that of borrower and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property or Improvements, except as expressly provided in this Agreement, the other Loan Documents and the Other Related Documents.

          13.9          DELAY OUTSIDE LENDER’S CONTROL. No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

          13.10          ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents or Other Related Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower, then Borrower shall promptly pay to Administrative Agent or such Lender, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan.

          13.11          IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Administrative Agent or any Lender shall be payable only in United States Dollars, immediately available funds.

          13.12          AMENDMENTS AND WAIVERS.

         (a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.6(c), up to a maximum of 3 times per calendar year.

          (b) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.13) or subject the Lenders to any additional obligations;

(ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;

(iii) reduce the amount of any fees payable to the Lenders hereunder;

(iv) postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor;

(v) change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 13.13);

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty;

(ix) waive a Default under Section 11.1(a); or

(x) release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, Section 12.7.

          (c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Default occurring hereunder shall continue to exist until such time as such Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

          13.13          SUCCESSORS AND ASSIGNS.

          (a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement, except as expressly permitted pursuant to Section 11.1(i), without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

          (b) Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the obligations owing to such Lender hereunder. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of it obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loan or a portion thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Assignments. Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Potential Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $5,000,000.00 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $5,000,000.00, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective Affiliates or subsidiaries.

          (d) Tax Withholding. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish the Administrative Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder. At all times each Lender shall own or beneficially own a Note, such Lender shall (i) promptly provide to the Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Loan. If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender are required by the Internal Revenue Code.

          (e) Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents and Other Related Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

          (f) Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants). In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

          13.14          CAPITAL ADEQUACY. If any Lender or any Participant or Assignee in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, such Participant or such Assignee, or any corporation controlling such Lender, such Participant or such Assignee, as a consequence of, or with reference to, such Lender’s, such Participant’s or such Assignee’s or such corporation’s commitments or its making or maintaining advances below the rate which such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee could have achieved but for such compliance (taking into account the policies of such Lender, such Participant or such Assignee or corporation with regard to capital), then Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender, such Participant or such Assignee, pay to such Lender, such Participant or such Assignee additional amounts sufficient to compensate such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee to the extent that such Lender, such Participant or such Assignee determines such increase in capital is allocable to such Lender’s, such Participant’s or such Assignee’s obligations hereunder. A certificate as to such amounts, submitted to Borrower by such Lender, such Participant or such Assignee, shall be conclusive and binding for all purposes, absent manifest error.

          13.15          SIGNS. Administrative Agent may place on the Property reasonable signs standard to construction loan transactions stating that construction financing is being provided by Lenders.

          13.16          LENDER’S AGENTS. Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement, any of the other

Loan Documents and Other Related Documents. Any reference to Administrative Agent or any Lender in any of the Loan Documents or Other Related Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors. Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Administrative Agent or such Lender in reimbursement of such costs, as applicable, and upon written demand thereof.

          13.17          TAX SERVICE. Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Property and Improvements satisfactory to Administrative Agent, and Borrower will pay up to $1,000.00 per year of the costs due under such contract.

          13.18          WAIVER OF RIGHT TO TRIAL BY JURY. TO THE MAXIMUM EXTENT ALLOWABLE UNDER CALIFORNIA LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

          13.19          SEVERABILITY. If any provision or obligation under this Agreement, the other Loan Documents or Other Related Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the Other Related Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents or Other Related Documents; provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectibility therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

          13.20          TIME. Time is of the essence of each and every term of this Agreement.

          13.21          HEADINGS. All articles, sections or other headings appearing in this Agreement, the other Loan Documents and Other Related Documents are for convenience of reference only and shall be disregarded in construing this Agreement, any of the other Loan Documents and Other Related Documents.

          13.22          GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, except to the extent preempted by federal laws. Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents and Other Related Documents consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

          13.23          USA PATRIOT ACT NOTICE, COMPLIANCE. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender (for itself and/or as Agent for all Lenders hereunder) may from time to time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

          13.24          ELECTRONIC DOCUMENT DELIVERIES. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com or a website sponsored or hosted by the Administrative Agent or the Borrower), provided that (A) the foregoing shall not apply to notices to any Lender (or the Issuing Bank) pursuant to Article 3 and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 10.9 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 10.8, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. Notwithstanding the above, Lender shall provide written Notice of any Default in accordance with the notice provisions of this Agreement.

          13.25          INTEGRATION; INTERPRETATION. The Loan Documents and Other Related Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents and Other Related Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents or Other Related Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent in writing.

          13.26          JOINT AND SEVERAL LIABILITY. The liability of all persons and entities obligated in any manner under this Agreement, any of the Loan Documents or Other Related Documents, other than Administrative Agent and/or Lenders, shall be joint and several.

          13.27          COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

“ADMINISTRATIVE AGENT AND LENDER”
Administrative Agent’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION		WELLS FARGO BANK, NATIONAL ASSOCIATION 580 State Street, 2nd Floor Salem, Oregon 97301

By: /s/ Jennifer Tyler
Name:	Jennifer Tyler
Its:	Vice President
Attention: Jennifer Tyler

“BORROWER”
Borrower’s Address:
SUNRISE MONTEREY SENIOR LIVING, LP, a Delaware limited partnership,
c/o Sunrise Drive Senior Living Investment, Inc. 7902 Westpark Drive McLean, VA 22102

By: Sunrise Senior Living Investments, Inc., a Virginia corporation, its general partner
Attention: Richard J. Nadeau

By: /s/ James S. Pope
Name:	James S. Pope
Its:	Vice President